EXHIBIT 99.1



                 EL PASO ENERGY CORPORATION RECEIVES APPROVAL
                 FROM THE FEDERAL ENERGY REGULATORY COMMISSION
                        TO PROCEED WITH COASTAL MERGER


HOUSTON, TEXAS, JULY 27, 2000-El Paso Energy Corporation (NYSE:EPG) announced that the Federal Energy Regulatory Commission (FERC) approved El Paso Energy's $20-billion combination with The Coastal Corporation. In the July 26 order, the FERC concluded that the transaction is "consistent with the public interest" and will not adversely affect competition, rates, or regulation. The FERC also said they would authorize the merger without further investigation or condition because "the merger raises no competitive concerns."
     "FERC performed this in-depth analysis of the merger's competitive aspects in an expeditious manner, and we are pleased to have received its approval without condition," said William A. Wise, president and chief executive officer of El Paso Energy. "This approval brings us one step closer to creating a strong, dynamic company that can better serve our customers in the converging natural gas and power generation markets."
     El Paso Energy also is cooperating fully with the Federal Trade Commission (FTC) to obtain its approval for the merger. The company anticipates that FTC approval will be received and closing of the merger will occur in the fourth quarter of 2000.
     With over $19 billion in assets, El Paso Energy Corporation provides comprehensive energy solutions through its strategic business units:
Tennessee Gas Pipeline Company, El Paso Natural Gas Company, Southern Natural Gas Company, El Paso Merchant Energy Company, El Paso Energy International Company, El Paso Field Services Company, and El Paso Production Company. The company owns North America's largest natural gas pipeline system, both in terms of throughput and miles of pipeline, and has operations in natural gas transmission, merchant energy services, power generation, international project development, gas gathering and processing, and gas and oil production. On May 5, the stockholders of both El Paso Energy and The Coastal Corporation overwhelmingly voted in favor of merging the two organizations. The combined company will have assets of $35 billion and be one of the world's leading integrated energy companies. The merger is expected to close in the fourth quarter of this year, concurrent with the completion of regulatory reviews. Visit El Paso Energy's web site at www.epenergy.com.

     CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the company's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

                                   # # #

     Contact:
               Public Relations                        Investor Relations
               Norma F. Dunn                           Bruce L. Connery
               Senior Vice President                   Vice President
               Office:   (713) 420-3750                Office: (713) 420-5855
               Fax: (713) 420-3632                     Fax: (713) 420-4417